                                                Filed Pursuant to Rule 424(b)(3)
                                                    Registration No.:  333-21079




                             Prospectus Supplement
                               Dated June 3, 1997
                   to the Prospectus dated February 12, 1997


                               WORLD ACCESS, INC.


         Attached hereto is a table setting forth certain information regarding the Selling Stockholders identified therein (the "Revised Table"), which information supplements the Prospectus dated February 12, 1997 contained in the Registration Statement on Form S-3, No. 333-21079 (the "Registration Statement"), filed by World Access, Inc. (the "Company"). The Revised Table reflects the transfer of certain of the Company's securities registered by the Registration Statement and sets forth the name of each Selling Stockholder as of the date of this Prospectus Supplement.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information as of June 3, 1997 with respect to the Selling Stockholders.

                               BEFORE OFFERING                           AFTER OFFERING
                              ----------------                    -------------------------------
                                 NUMBER OF                               NUMBER OF
                                  SHARES          NUMBER OF              SHARES        PERCENT OF
                               BENEFICIALLY    SHARES REGISTERED       BENEFICIALLY   OUTSTANDING
                                 OWNED (1)     FOR SALE HEREBY(1)          OWNED         SHARES
                              --------------   ------------------   ---------------   -------------
Timothy J. Amidon                 150,000          150,000               -0-              *

Dee Anderson                      110,000          110,000               -0-              *

Jeffrey C. Brenner                 30,000           30,000               -0-              *

Darren Bryant                       8,040            8,040               -0-              *

BVA Associates(2)                 443,445          343,028           100,417              *

Stephen J. Clearman(3)            991,345          789,699           201,646            1.1%

Clearman, Lieber & Co.(2)         443,445          343,028           100,417              *

Coastal Utilities, Inc.           120,000          120,000               -0-              *

Creditanstalt American            230,000          230,000               -0-              *
  Corporation(4)

William W. Cunningham              10,000           10,000               -0-              *

Christopher C. Demetree            47,000           47,000               -0-              *

Mark C. Demetree                  130,000          130,000               -0-              *

J.C. Demetree Jr.                  60,000           60,000               -0-              *

Donald P. Dennis                  144,140          144,140               -0-              *

Dennis Family Trust                38,700           38,700               -0-              *

Donald P. Dennis M.D. PC          110,000          110,000               -0-              *
  TTEE Profit Sharing Plan

David C. Drysdale                  50,000           50,000               -0-              *

Mark H. and                        40,000           40,000               -0-              *
  Marcia M. Dunaway

Sigmund Eisenschenk(5)              6,667            6,667               -0-              *

L. Elozory Family Trust            40,000           40,000               -0-              *
3/26/80

Fisher Family Trust                80,000           80,000               -0-              *

Geocapital Ventures(6)            409,028          343,028            66,000              *

Geocapital II, LP(6)              547,900          446,671           101,229              *

Mark A. Gergel(7)                 177,310            8,000           169,310              *

Henry T. and Dianne M.             13,413            8,000             5,413              *
  Grytza(8)

Trust Company of Southeast         50,000           50,000               -0-              *
  Georgia, TTEE FBO Lee W.
  Hollingsworth IRA

Robert W. Baird & Co., Inc.,       40,000           40,000               -0-              *
  TTEE FBO David Hyman IRA

David Hyman Revocable Trust        40,000           40,000               -0-              *
  3/24/84

                               BEFORE OFFERING                           AFTER OFFERING
                              ----------------                    -------------------------------
                                 NUMBER OF                           NUMBER OF
                                  SHARES          NUMBER OF            SHARES        PERCENT OF
                               BENEFICIALLY    SHARES REGISERED     BENEFICIALLY     OUTSTANDING
                                 OWNED (1)     FOR SALE HEREBY(1)      OWNED           SHARES
                              --------------   ------------------ ---------------   -------------
Investor's Equity Inc.            100,000          100,000               -0-              *

Stephan R. Jack(9)                 38,630            4,151            34,479              *

Margaret Jackson                   40,000           40,000               -0-              *

Kanawha Insurance Company          20,000           20,000               -0-              *

Lancaster & Chester Railway       120,000          120,000               -0-              *
  Company

Keith I. and Sandra K.              8,055            4,705             3,350              *
  Larsen(10)

The Lovett School(11)              16,330           16,330               -0-              *

Frank M. Maloof                    10,000           10,000               -0-              *

Stephen G. Maloof                  10,000           10,000               -0-              *

Gerard L. Meyer                    20,000           20,000               -0-              *

Steven A. Odom(12)                940,780          707,280           233,500             1.3

Robert N. O'Hara(10)              200,919          186,339            14,580              *

William P. O'Reilly(13)           407,000          407,000               -0-              *

I.L. O'Sullivan, Jr.               40,000           40,000               -0-              *

Thomas Papoutsis                   35,000           35,000               -0-              *

John D. Phillips(14)              117,340          117,340               -0-              *

James R. Pinke MD                  20,000           20,000               -0-              *

James J. Pinto                     45,000           45,000               -0-              *

Stephen Pudles                     11,000           11,000               -0-              *

Raville 1994 Family Limited       118,000          118,000               -0-              *
  Partnership Ltd.(15)

Stephen E. Raville(16)            150,000          150,000               -0-              *

Sardis United Methodist             2,000            2,000               -0-              *
  Church

James H. Shirkey(17)              320,365          317,865             2,500              *

Silver Web Corporation            191,800          191,800               -0-              *

William D. Sims(18)                60,907           55,757             5,150              *

Sims Family Trust                  50,000           50,000               -0-              *
  U/A Dated 4/17/97(19)

William D. Sims Trust               8,247            8,247               -0-              *
  U/A Dated 4/21/96(20)

Steven Sherman(21)                 19,460           19,460               -0-              *

Sherman Capital Group             200,000          200,000               -0-              *
L.L.C.(21)

John D. Soffe                      20,000           20,000               -0-              *

Softven Management(22)            547,900          446,671           101,229             3.9

John W. Somerville(23)             19,754            3,704            16,050              *

John F. Sorey III                  30,000           30,000               -0-              *


                               BEFORE OFFERING                           AFTER OFFERING
                              ----------------                    -------------------------------
                                 NUMBER OF                           NUMBER OF
                                  SHARES          NUMBER OF            SHARES        PERCENT OF
                               BENEFICIALLY    SHARES REGISTERED    BENEFICIALLY     OUTSTANDING
                                 OWNED (1)     FOR SALE HEREBY(1)      OWNED           SHARES
                              --------------   ------------------ ---------------   -------------
Richard Stewart                    30,000           30,000               -0-              *

Rectors and Visitors of the        16,330           16,330               -0-              *
  University of Virginia(24)

Walton Properties, Inc.            10,400           10,400               -0-              *
  Profit Sharing Plan & Trust

Webbmont Holdings, L.P.(25)        15,000           15,000               -0-              *

Hensley E. West(26)               208,313           16,000           192,313             1.1

Westshore Glass Corporation        20,000           20,000               -0-              *
  Profit Sharing Plan

Westshore Glass Corporation        20,000           20,000               -0-              *
  Defined Benefit Pension Plan


________________________________

*Less than one percent

(1) The number of shares beneficially owned "Before the Offering" and "Registered for Sale Hereby" have been adjusted to reflect sales, transfers or other dispositions made or effected between February 12, 1997 and June 3, 1997. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. Includes options or warrants to purchase Company Common Stock which are exercisable within 60 days following June 2, 1997.

(2) Includes all shares held by Geocapital Ventures. Clearman, Lieber & Co. and BVA Associates are the general partners of Geocapital Ventures and are thereby deemed to be the beneficial owner of all shares held by Geocapital Ventures.

(3) Includes an aggregate of 956,928 shares held by Geocapital II, L.P. and Geocapital Ventures, of which Mr. Clearman may be deemed a beneficial owner under Rule 13d-34 of the Exchange Act because, as a result of his position with the general partner of each such limited partnership, he shares investment and voting power with respect to such shares. Also includes warrants held by Mr. Clearman to acquire 126,000 shares under the Company's Outside Directors' Warrant Plan exercisable within the next 60 days and options to acquire 12,000 shares, 6,000 of which are exercisable within the next 60 days.

(4) Creditanstalt American Corporation is a wholly-owned subsidiary of Creditanstalt-Bankverein, which has been the Company's principal lender from May 1992 to present.

(5) The shares offered hereby by Sigmund Eisenschenk were transferred to him by STD Partners in May 1997 and were originally offered pursuant to the Prospectus by STD Partners.

(6) Represents shares held by the general partners of Geocapital II, L.P. and Geocapital Ventures as nominees for the limited partners therein. Also includes warrants and options for each partnership to acquire 66,000 shares exercisable within the next 60 days.

(7) Includes (i) options to acquire 116,750 shares exercisable within the next 60 days and (ii) 2,521 shares allocated to Mr. Gergel's account in the Company's Retirement Savings and Profit Sharing Plan. Mr. Gergel has served as Vice President and Chief Financial Officer of the Company since he joined the Company in April 1992.

(8) Includes options to acquire 5,413 shares exercisable within the next 60 days. Henry T. Grytza is Operations Manager of the Company's South Bend facility.

(9) Includes options to acquire 22,130 shares exercisable within the next 60 days. Mr. Jack is the Vice President and General Manager of the Company's Pay Telephone Refurbishment Operations.

(10) Robert N. O'Hara and Keith I. Larsen, the President and Operations Manager of Westec, respectively, acquired these shares (other than the shares subject to options) in connection with the Company's acquisition of Westec. Mr. O'Hara's shares include options to acquire 14,580 shares exercisable within the next 60 days. Mr. Larsen's shares include options to acquire 3,350 shares exercisable within the next 60 days.

(11) The shares offered hereby by The Lovett School were acquired upon the exercise of a warrant transferred by John D. Phillips to The Lovett School in May 1997, the underlying shares of which were originally offered pursuant to the Prospectus by Mr. Phillips.

(12) Includes (i) warrants to acquire 450,000 shares exercisable within the next 60 days under the Company's Outside Directors' Warrant Plan; (ii) options to acquire 205,500 shares exercisable within the next 60 days; and (iii) an aggregate of 18,000 shares held by Mr. Odom's minor children. Mr. Odom was elected as a Director of the Company in October 1994 and was elected Chairman in November 1994 and Chief Executive Officer in August 1995.

(13) Includes warrants to acquire 150,000 shares exercisable within the next 60 days under the Company's Outside Directors' Warrant Plan. Mr. O'Reilly was elected as a director of the Company in December 1994.

(14) Includes warrants to acquire 117,340 shares exercisable within the next 60 days under the Company's Outside Directors' Warrant Plan. Mr. Phillips was elected as a director of the Company in December 1994.

(15) Stephen E. Raville is trustee for the Raville 1994 Family Limited Partnership Ltd.

(16) Includes warrants to acquire 150,000 shares exercisable within the next 60 days under the Company's Outside Directors' Warrant Plan. Mr. Raville was elected as a Director of the Company in December 1994.

(17) Includes (i) 174,470 shares which were pledged to the Company (the "Pledged Shares") and 143,395 shares which were escrowed (the "Escrowed Shares") in connection with the Company's acquisition of AIT and (ii) options to acquire 2,500 shares exercisable within the next 60 days. These shares will be released to Mr. Shirkey, the President and former sole shareholder of AIT, upon AIT's realization of certain levels of profitability during the period January 1, 1997 to June 30, 1997.

(18) Includes 16,500 Pledged Shares, 15,932 Escrowed Shares and 23,325 additional shares which were escrowed in connection with the Company's acquisition of AIT and options to acquire 5,150 shares exercisable within the next 60 days. Mr. Sims is the Vice President and General Manager of AIT. The Pledged and Escrowed Shares were originally offered pursuant to the Prospectus by Mr. Shirkey.

(19) The shares offered hereby by the Sims Family Trust U/A Dated 4/17/97 were transferred to such trust in April 1997 and were originally offered pursuant to the Prospectus by Mr. Sims.

(20) The shares offered hereby by the William D. Sims Trust U/A Dated 4/21/96 were transferred to such trust in April 1997 and were originally offered pursuant to the Prospectus by Mr. Sims.

(21) In connection with its acquisition of Westec, the Company issued 245,000 shares of Common Stock to Sherman Capital Group L.L.C. ("Sherman Capital"), of which 200,000 shares were deposited into escrow. Mr. Sherman, a principal of Sherman Capital, will receive the escrowed shares over the next three years if Westec achieves certain levels of profitability during the period 1997 to 1999. In June 1996, Sherman Capital distributed an aggregate of 45,000 shares to its principals, 22,500 shares of which were distributed to Mr. Sherman.

(22) Includes all shares held by Geocapital II, L.P. Softven Management is the general partner of Geocapital II, L.P. and is thereby deemed to be the beneficial owner of all shares held by Geocapital II, L.P.

(23) Includes options to acquire 16,050 shares exercisable within the next 60 days. Mr. Somerville is the Director of Repair Services Development for the Company.

(24) The shares offered hereby by the Rectors and Visitors of the University of Virginia were acquired upon the exercise of a warrant transferred by John D. Phillips to the Rectors and Visitors of the University of Virginia in May 1997, the underlying shares of which were originally offered pursuant to the Prospectus by Mr. Phillips.

(25) Rogers Badget may be deemed to beneficially own the shares held by Webbmont Holdings, L.P.

(26) Includes options to acquire 192,313 shares exercisable within the next 60 days. Mr. West has served as President and Chief Operating Officer of the Company since January 1996.